SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

     Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 Filed by the Registrant / /

Filed  by  a  Party  other  than  the  Registrant/X/

Check  the  appropriate  box:

/X/   Preliminary  Proxy  Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /   Definitive  Proxy  Statement
/ /   Definitive  Additional  Materials
/ /   Soliciting  Material  Pursuant  to  Section  240.14a-11(c)  or  Section
      240.14a-12

                           DATRON SYSTEMS INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 ACQUISITOR PLC
                                  DUNCAN SOUKUP
                                  JAMES OZANNE
                                  PETER MELHADO
                                 GLEN LINDEMANN
--------------------------------------------------------------------------------
                   (Name of Persons(s) Filing Proxy Statement)

Payment  of  Filing  Fee  (Check  the  appropriate  box):

/X/   No  fee  required.

/ /   Fee  computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)  Title  of  each  class  of  securities  to  which  transaction  applies:

--------------------------------------------------------------------------------

(2)  Aggregate  number  of  securities  to  which  transaction  applies:

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                                      -1-

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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(4)  Proposed  maximum  aggregate  value  of  transaction:

--------------------------------------------------------------------------------

(5)  Total  fee  paid:

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/ /  Fee  paid  previously  with  preliminary  materials:

--------------------------------------------------------------------------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount  Previously  Paid:

--------------------------------------------------------------------------------

(2)  Form,  Schedule  or  Registration  Statement  No.:

--------------------------------------------------------------------------------

(3)  Filing  Party:

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(4)  Date  Filed:

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                                      -2-

                     PRELIMINARY COPY SUBJECT TO COMPLETION

                               DATED JUNE 22, 2001
                      ------------------------------------

                     2001 ANNUAL MEETING OF STOCKHOLDERS OF
                           DATRON SYSTEMS INCORPORATED

                        PROXY STATEMENT OF ACQUISITOR PLC
                      ------------------------------------

           PLEASE SIGN, DATE AND RETURN THE ENCLOSED GREEN PROXY CARD

     This proxy statement (the "Proxy Statement") and the enclosed GREEN proxy card are being furnished to stockholders of Datron Systems Incorporated, a Delaware corporation ("Datron" or the "Company"), by Acquisitor plc, a company incorporated in England and Wales ("Acquisitor"), in connection with the solicitation of proxies from the Company's stockholders to be used at the 2001 Annual Meeting of Stockholders of the Company scheduled for Tuesday, August 14, 2001 at 11 a.m., and any adjournments or postponements thereof (the "Annual Meeting"), to elect four persons (the "Acquisitor Nominees") to be nominated by Acquisitor for election to the Board of Directors of the Company (the "Board"). As Acquisitor Nominees, Messrs. Duncan Soukup, James Ozanne, Peter Melhado and Glen Lindemann are deemed to be participants in the proxy solicitation (and along with Acquisitor, the "Participants"). The principal executive offices of the Company are located at 3030 Enterprise Court, Vista, California 92083. This Proxy Statement and the GREEN proxy card are first being furnished to the Company's stockholders on or about June [ ], 2001.

     The Company has set the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting as June 21, 2001 (the "Record Date"). Stockholders of record at the close of business on the Record Date will be entitled to one vote at the Annual Meeting for each share of common stock of the Company held on the Record Date. As of the Record Date, there were [2,748,287] shares of common stock outstanding and entitled to vote at the Annual Meeting. Acquisitor and the other Participants in this solicitation are currently the beneficial owners of an aggregate of 380,700 shares of common stock which represents approximately 13.8% of the shares of common stock outstanding based on the most recently available information publicly disclosed by the Company. Acquisitor intends to vote such shares of common stock for the election of the Acquisitor Nominees.

     THIS  SOLICITATION  IS  BEING  MADE  BY ACQUISITOR AND NOT ON BEHALF OF THE
BOARD  OF  DIRECTORS  OR  MANAGEMENT  OF  THE  COMPANY.

     Acquisitor is soliciting proxies for the election of the Acquisitor Nominees to the Company Board. Acquisitor is not aware of any other proposals to be brought before the Annual Meeting. However, should other proposals, which the Participants are not aware of at a reasonable time before this solicitation, be brought before the Annual Meeting, the persons named as proxies in the enclosed GREEN proxy card will vote on such matters in their discretion.

                                    IMPORTANT

     Your vote is important, no matter how many or how few shares of common stock you own. Acquisitor urges you to sign, date, and return the enclosed GREEN proxy card today to vote FOR the election of the Acquisitor Nominees.

     The Acquisitor Nominees are committed, subject to their fiduciary duty to the Company's stockholders, to giving all the Company's stockholders the opportunity to receive optimal value for their shares of common stock. A vote by you - as the owners of the Company - FOR the Acquisitor Nominees is a vote to optimize the value of your shares of common stock which may be achieved through a sale of the Company or its businesses or otherwise.

- If your shares of common stock are registered in your own name, please sign and date the enclosed GREEN proxy card and return it to Acquisitor, c/o
     Innisfree  M&A  Incorporated,  in  the  enclosed  envelope  today.

- If any of your shares of common stock are held in the name of a brokerage firm, bank, bank nominee or other institution on the record date, only it can vote such shares of common stock and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute the GREEN proxy card on your behalf. Acquisitor urges you to confirm your instructions in writing to the person responsible for your account and to provide a copy of such instructions to Acquisitor, c/o Innisfree M&A Incorporated, which is assisting in this solicitation, at the address and telephone numbers set forth below, and on the back cover of this proxy statement, so that we may be aware of all instructions and can attempt to ensure that such instructions are followed.

          If you have any questions regarding your proxy, or need assistance in voting your shares of common stock, please call:

                           INNISFREE M&A INCORPORATED
                         501 MADISON AVENUE, 20TH FLOOR
                            NEW YORK, NEW YORK 10022

                         CALL TOLL-FREE: (888) 750-5834
                BANKERS AND BROKERS CALL COLLECT: (212) 750-5833

                       PROPOSAL I - ELECTION OF DIRECTORS

WHY YOU SHOULD VOTE FOR THE ACQUISITOR NOMINEES

     Acquisitor believes that the current Board has not optimized stockholder value. As the largest stockholder of the Company, Acquisitor has a vested interest in optimizing the value of the shares of common stock. Accordingly, Acquisitor has determined to nominate a slate of Directors with the goal of optimizing value for all of Datron's stockholders. Acquisitor believes that the election of the Acquisitor Nominees represents the best means for the Company's stockholders to optimize the value of their shares of common stock.

     Acquisitor believes that the disappointing performance of the Company's stock price over the past ten years, during one of the greatest bull markets in history, demonstrates the Board's inability to create value for its stockholders. From March 31, 1991 to March 31, 2001, the S&P 500 increased by 209.2% for a compounded annual return of 12.0% and the CRSP Index Nasdaq - U.S. Communications Equipment Companies, an index chosen by Datron's management in its proxy statements as comparable to the Company, increased by 511.4% for a compounded annual return of 19.8%. According to information contained in the Company's proxy statements, during the same ten-year period the price of Datron's common stock increased by a mere 5.6% for a compounded annual return of 0.5%. The return on Datron's common stock is substantially less than even a risk-free investment in United States Treasury Bonds which over the same period provided a compounded annual 5.3% return.

     Acquisitor believes that the Company's poor stock performance is reflective of management's inability to grow Datron's business as it relates to revenues. According to information contained in the Company's Annual Report on Form 10-K for the year ended March 31, 1992 and the Company's press release dated May 16, 2001, Datron's Revenues have actually decreased by $10.75 million over the last ten-year period (from $73.01 million in 1992 to $62.26 million in 2001).

     While Datron's stockholders have seen very minimal appreciation in their investment during the last ten years (it has not even kept up with inflation), David Derby, the Company's Chairman, President and Chief Executive Officer, was compensated an amount equal to approximately 25.9% of your Company's Pre-Tax Profits (excluding any stock options and fringe benefits granted to Mr. Derby). Mr. Derby's cash compensation for 2001 alone was $408,000 or 9.3% of the Company's Pre-Tax Profits. In addition, in 2001 Mr. Derby was granted 40,000 stock options, an amount equal to 1.5% of the number of shares currently outstanding. Not only has Mr. Derby taken home a large portion of your Company's past earnings, but he has insured himself a portion of your Company's future earnings by having an employment agreement that guarantees him three years of salary at no less than $275,000 per year following his termination of employment by the Company (unless his employment is terminated for committing a material act of dishonesty in connection with his employment or for his death or permanent disability).

     With regard to who is most likely to optimize the present value of Datron common stock, we note that Mr. Derby has been a net seller of 6,121 shares of common stock since March 2000, and has not purchased any shares of common stock since May 2000. The fact that Mr. Derby has been a net seller of Datron stock for over a year indicates that upper management does not believe that owning all of their shares for the long-term is the best way to optimize stockholder value. We, on the other hand, have been accumulating our position in shares of Datron since November 2000. Accordingly, we believe that our interests are aligned with yours.

     Acquisitor believes that the value of the Company has not been optimized by the Board and is committed to giving all of the Company's stockholders an opportunity to receive optimal value for their shares of common stock.

     On May 18, 2001, Acquisitor wrote the Company proposing that Datron engage an appropriate investment bank to assist the Board in enhancing stockholder value and redeem its poison pill, and in return Acquisitor stated that it was willing to (a) reduce the number of its nominees to the Board of Directors of Datron to two, have them included in the Company's slate and work with the Company to facilitate the election of the full slate at the Annual Meeting, and
(b) enter into an appropriate standstill agreement with the Company. Datron's Board of Directors has chosen to ignore Acquisitor's proposal and has taken no publicly announced steps to enhance stockholder value. Accordingly, Acquisitor has since withdrawn its proposal and will seek the election of the Acquisitor Nominees at the Annual Meeting for 2001.

     If elected, the Acquisitor Nominees will constitute a majority of the six members of the Board and are expected to take all actions, subject to their fiduciary duties to the Company's stockholders, to support the prompt sale of the Company or its businesses to the highest bidder on the most favorable terms available to the Company, for cash or some other form of compensation, or any other transaction or series of transactions that will serve to optimize stockholder value.

     Acquisitor expects that the Acquisitor Nominees will solicit bids from potential acquirors, including competitors of Datron, and that bids would be carefully evaluated based on, among other things, the value of the consideration offered, the ability of the bidder to finance the bid, the quality of any non-cash consideration offered (including the financial condition of any bidder offering non-cash consideration), and the timing and likelihood of consummation of the proposed transaction in light of any required financing or regulatory approvals. We believe that the evaluation process described, as well as any other reasonable evaluation process, can be conducted quickly.

     Although Acquisitor believes that the election of the Acquisitor Nominees will provide all of the Company's stockholders with the best opportunity to optimize value, neither Acquisitor, nor any other person on its behalf, has made or undertaken any analyses or reports to that effect. Also, there can be no assurance that the Board will be able to arrange the sale of the Company or its businesses or an alternative transaction as a result of this solicitation, the election of the Acquisitor Nominees or otherwise.

THE ACQUISITOR NOMINEES

     Acquisitor is proposing that the stockholders of the Company elect the Acquisitor Nominees to the Board at the Annual Meeting. Currently, the Board is comprised of six members. If elected, the Acquisitor Nominees would constitute a majority of the Board. The Participants intend to distribute to the stockholders of the Company supplemental materials in the event that the Board takes action after the date of this Proxy Statement to increase the number of Directors of the Company.

     The following information sets forth the name, business address, present principal occupation, and employment and material occupations, positions, offices, or employments for the past five years of the Acquisitor Nominees. This information has been furnished to Acquisitor by the Acquisitor Nominees. Where no date is given for the commencement of the indicated office or position, such office or position was assumed prior to May 1, 1996. Each person listed below is a citizen of the United States other than Duncan Soukup who is a British citizen.

     DUNCAN SOUKUP (46) has been serving as the Chairman and Chief Executive Officer of York Energy Ltd., a Guernsey company quoted on the OFEX market in the UK, since November 2000. York Energy owns Lionheart Group, Inc. Mr. Soukup is also President and Chief Executive Officer of Lionheart Group, Inc., a US based financial services holding company that he founded in 1994. From 1988 to 1994, Mr. Soukup served as a Managing Director of Bear, Stearns & Co. Inc. where he established and ran Bear Stearns' foreign Equity Research and Sales department and was until recently a Director of Sage Laboratories, Inc., a U.S. public company that was acquired by Filtronic plc of the UK. The business address of Mr. Soukup is c/o Lionheart Group, Inc., 118 E. 25th Street, 8th Floor, New York, New York 10010.

     JAMES OZANNE (57) has been the Chairman of Greenrange Partners LLC, which makes early to late stage venture capital investments and which participates in management buy-outs, since 1996. He is also currently a Director, and Chairman of the Underwriting Committee, of Financial Security Assurance with which he has been involved since 1989. Until July 2000, when it was acquired by Dexia, Mr. Ozanne was also Vice Chairman of Financial Security Assurance. Mr. Ozanne is also Vice Chairman and a Director of Fairbanks Capital Corp., a mortgage servicer, and until May 2001, he was a Director of Basis 100, a Toronto Stock Exchange listed e-commerce technology solution provider for financial institutions and service providers. Until 1999, Mr. Ozanne was also Chairman of Source One Mortgage Corporation, an agency mortgage banker, a position he had held since 1997. Source One Mortgage was sold to Citi Corp Mortgage on May 1, 1999. Between 1989 and 1996, Mr. Ozanne was Chairman and Chief Executive Officer of Nations Financial. Nations Financial was formed in 1993 with the acquisition of the financial services business of US West of which Mr. Ozanne was Chairman and Chief Executive Officer, a position which he had held in the enlarged company. Mr. Ozanne was the Chief Executive Officer of North American Car Corporation between 1975 and 1983. North American Car Corporation was sold to GE Capital in 1983, whereupon he was employed by GE Capital. Mr. Ozanne was employed by GE Capital until 1989, eventually becoming Executive Vice President with responsibility for consumer finance and asset management businesses. The business address of Mr. Ozanne is c/o Lionheart Group, Inc., 118 E. 25th Street, 8th Floor, New York, New York 10010.

     PETER MELHADO (43) is a general partner of Polaris Partners, L.P., an investment partnership he co-founded in 1989. Prior to forming Polaris Partners, L.P., Mr. Melhado was a partner at Orson Munn & Co. and Chief Investment Officer of Horsburgh Carlson Investment Management, both of which are US investment management firms. Mr. Melhado is also the President of Iroquois Avenue Foundation, a US charitable Trust. The business address of Mr. Melhado is c/o Lionheart Group, Inc., 118 E. 25th Street, 8th Floor, New York, New York 10010.

     GLEN LINDEMANN (62) is retired. From October 1997 until December 2000, he served as the President & Chief Executive Officer/Vice Chairman of Scott Technologies, Inc. (formerly Figgie International), a leading designer and manufacturer of sophisticated, high-performance respiratory protection systems, gas detection instruments and other life saving products for fire-fighting, industrial, aviation and government markets. During his tenure, Scott Technologies sold Interstate Electronics Corporation to L3 Communications. From June 1989 to October 1997, Mr. Lindemann served as President of Scott Aviation, a maker of oxygen systems for commercial airliners which was then a division of Figgie International. From 1986 to 1989, Mr. Lindemann served as President and General Manager of Paxall Circle Machinery, which is a packaging machinery company. From 1983 to 1986, Mr. Lindemann served as President of Telesis Controls Corp., which is in the business of making machinery for the tracking of products in the metals, rubber and transportation industries. The business address of Mr. Lindemann is c/o Lionheart Group, Inc., 118 E. 25th Street, 8th Floor, New York, New York 10010.

     None of Messrs. Soukup, Ozanne, Melhado or Lindemann beneficially own any shares of the common stock of the Company on the date hereof. Mr. Soukup is the Managing Director and Messrs. Ozanne and Melhado are Directors of Acquisitor. Acquisitor is the beneficial owner of 380,700 shares of common stock of the Company. None of Messrs. Soukup, Ozanne, Melhado or Lindemann has made any purchases or sales of common stock during the past two years.

     The Acquisitor Nominees will not receive any compensation from Acquisitor for their services as a Director of the Company. On May 18, 2001, Acquisitor and Messrs. Soukup, Ozanne, Melhado and Lindemann entered into a Joint Filing Agreement, in which, among other things, (i) they agreed to the joint filing on behalf of each of them of statements on Schedule 13D with respect to the common stock of the Company, (ii) Acquisitor and Messrs. Soukup, Ozanne, Melhado and Lindemann formed a group (the "Group") to nominate a slate of Directors to the Board and solicit votes at the Annual Meeting for their slate of Directors for the Board and (iii) Acquisitor agreed to bear all expenses incurred in connection with Acquisitor's nomination of persons to the Board, including approved expenses incurred by any of the nominees in the solicitation of votes by Acquisitor. Other than as stated above, there are no arrangements or understandings between Acquisitor and each Acquisitor Nominee or any other person pursuant to which the nominations described herein are to be made, other than the consent by each of the Acquisitor Nominees to serve as a Director of the Company if elected as such at the Annual Meeting. The Acquisitor Nominees have executed written consents agreeing to be a nominee for election as a Director of the Company and to serve as a Director if so elected. The Acquisitor Nominees have not been convicted in any criminal proceedings (excluding traffic violations or similar misdemeanors) over the past ten years and are not adverse to the Company or any of its subsidiaries in any material pending legal proceedings.

     According to the Company's public filings, under the Company's current compensation arrangements for Directors, if elected as a Director, each Acquisitor Nominee, as a non-employee Director, would receive an attendance fee of $1,000 for each meeting of the Board and $500 for each meeting of any committee on which the Director serves and an annual retainer of $10,250.

     Acquisitor does not expect that any of the Acquisitor Nominees will be unable to stand for election, but, in the event that any such persons are unable to do so, the shares of common stock represented by the enclosed GREEN proxy card will be voted for alternate nominees. In addition, Acquisitor reserves the right to nominate substitute or additional persons if the Company makes or announces any changes to its Bylaws, including increasing the size of the Board, or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any of the Acquisitor Nominees. In any such case, shares of common stock represented by the enclosed GREEN proxy card will be voted for such substitute or additional nominees.

                  YOU ARE URGED TO VOTE FOR THE ELECTION OF THE
              ACQUISITOR NOMINEES ON THE ENCLOSED GREEN PROXY CARD.

                           VOTING AND PROXY PROCEDURES

     Only stockholders of record on the Record Date will be entitled to notice of and to vote at the Annual Meeting. Each share of common stock is entitled to one vote. Stockholders who sell shares of common stock before the Record Date (or acquire them without voting rights after the Record Date) may not vote such shares of common stock. Stockholders of record on the Record Date will retain their voting rights in connection with the Annual Meeting even if they sell such shares of common stock after the Record Date. Based on publicly available information, Acquisitor believes that the only outstanding class of securities of the Company entitled to vote at the Annual Meeting are the shares of common stock.

     Shares of common stock represented by properly executed GREEN proxy cards will be voted at the Annual Meeting as marked and, in the absence of specific instructions, will be voted FOR the election of the Acquisitor Nominees to the Board and in the discretion of the persons named as proxies on all other matters as may properly come before the Annual Meeting. Holders of shares of common stock have one vote for each share. The candidates receiving the highest number of votes, up to the number of Directors to be elected (which is presently six), shall be elected. Votes against a Director and votes withheld shall have no legal effect. In the event the Company purports to increase the number of directorships pursuant to Article 12 of the Bylaws, Acquisitor reserves the right to nominate additional persons as Director such that the Acquisitor
Nominees would constitute a majority of the Board and the common stock represented by the GREEN proxy card will be voted for such additional nominees.

     A quorum must be present to take any action on a voting matter at the Annual Meeting. The presence in person or by proxy of the persons entitled to vote a majority of the outstanding shares of common stock will constitute a quorum at the Annual Meeting. For purposes of determining the number of shares of common stock present in person or represented by proxy on voting matters, all votes cast "FOR", "AGAINST" or "ABSTAIN" are included. A "Broker Non-Vote" is a vote withheld by a broker on a particular matter because the broker has not received instructions from the customer for whose account the shares of common stock are held. Broker non-votes are not treated as shares of common stock that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes and abstentions will have no effect on the election of Directors.

     Stockholders of the Company may revoke their proxies at any time prior to their exercise by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy) or by delivering a written notice of revocation. The delivery of a subsequently dated proxy which is properly completed will constitute a revocation of any earlier proxy. The revocation may be delivered either to Acquisitor, in care of Innisfree M&A Incorporated, at the address set forth on the back cover of this Proxy Statement or to the Company, at 3030 Enterprise Court, Vista, California 92083, or any other address provided by the Company. Although a revocation is effective if delivered to the Company, Acquisitor requests that either the original or photostatic copies of all revocations be mailed to Acquisitor, in care of Innisfree M&A Incorporated, at the address set forth on the back cover of this Proxy Statement so that Acquisitor will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record on the Record Date of a majority of the outstanding shares of common stock.

     IF YOU WISH TO VOTE FOR THE ELECTION OF THE ACQUISITOR NOMINEES TO THE BOARD, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED GREEN PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

                             SOLICITATION OF PROXIES

     The solicitation of proxies pursuant to this Proxy Statement is being made by Acquisitor. Proxies may be solicited by mail, facsimile, telephone, in person, via the internet and by advertisements. Solicitations may be made by certain Directors of Acquisitor and by certain Directors, officers and employees of Lionheart Group, Inc., an advisor to Acquisitor, none of whom will receive additional compensation for such solicitation.

     Acquisitor has retained Innisfree M&A Incorporated for solicitation and advisory services in connection with this solicitation, for which Innisfree M&A Incorporated will receive a fee not to exceed $50,000 together with reimbursement for its reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws. Innisfree M&A Incorporated will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. Acquisitor has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares of common stock they hold of record. Acquisitor will reimburse these record holders for their reasonable out-of-pocket expenses in so doing. It is anticipated that Innisfree M&A Incorporated will employ approximately 40 persons to solicit the Company's stockholders for the Annual Meeting.

     The entire expense of soliciting proxies is being borne by Acquisitor. If some or all of the Acquisitor Nominees are elected, Acquisitor intends to seek reimbursement from the Company for the costs of this solicitation. Unless otherwise required by law, Acquisitor does not currently intend to submit the question of reimbursement of the costs of this solicitation to a stockholder vote. Costs of this solicitation of proxies are currently estimated to be approximately $[ ]. Acquisitor estimates that through the date hereof, its expenses in connection with this solicitation are approximately $[ ].

                             PARTICIPANT INFORMATION

     Acquisitor is a company incorporated in Wales and England of the United Kingdom with a business address of 190 The Strand, London, England WC2R 1JN. Acquisitor was formed in 1999 and went public on January 10, 2000. Acquisitor endeavors to achieve a high rate of capital growth for its shareholders by acquiring significant holdings in companies which the members of its Board of Directors consider to be fundamentally undervalued. As of the date hereof, Acquisitor is the beneficial owner of 380,700 shares of the common stock of the Company. For information regarding Acquisitor's purchases and sales of common stock during the past two years, see Schedule I hereto. For information regarding the other Participants in this solicitation, see "The Acquisitor Nominees" above.

     The Company has a single class of Directors. At each Annual Meeting of Stockholders, the Directors are elected to a one-year term. The Acquisitor Nominees, if elected, would serve as Directors for the term expiring in 2002 or until the due election and qualification of their successors. Acquisitor has no reason to believe any of the Acquisitor Nominees will be disqualified or unable or unwilling to serve if elected.

   CERTAIN TRANSACTIONS BETWEEN ACQUISITOR OR ANY OF THE ACQUISITOR NOMINEES AND
                                   THE COMPANY

     Except as set forth in this Proxy Statement (including the Schedules hereto), neither Acquisitor, nor any of the Acquisitor Nominees, nor, to the knowledge of Acquisitor or the Acquisitor Nominees, any of their respective associates: (i) directly or indirectly beneficially owns any shares of common stock or any securities of the Company; (ii) has had any relationship with the Company in any capacity other than as a stockholder, or is or has been a party to any transactions, or series of similar transactions, since April 1, 2000 with respect to any shares of common stock of the Company; or (iii) knows of any transactions since April 1, 2000, currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which any of them or their respective affiliates had, or will have, a direct or indirect material interest. In addition, other than as set forth herein, there are no contracts, arrangements or understandings entered into by Acquisitor or any of the Acquisitor Nominees or, to the knowledge of Acquisitor or the Acquisitor Nominees, any of their respective associates within the past year with any person with respect to any of the Company's securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

     American Opportunity Trust plc ("Trust") owns 30,700 shares of common stock of the Company. Christopher Harwood Bernard Mills and J O Hambro Capital Management ("Management") serve as co-investment advisers to American Opportunity Trust. Mr. Mills is also a Director of Acquisitor. J O Hambro
Capital Management (Holdings) Limited ("Holdings") functions as the ultimate holding company for Management. Trust, Management, Holdings, Mr. Mills and Acquisitor have entered into a Joint Filing Agreement dated as of January 4, 2001 (the "January 4th Agreement"), pursuant to which the parties have agreed that filings of Schedule 13D amendments by any of the parties thereto shall be for each of the parties. Except for Acquisitor, none of the parties to the January 4th Agreement is a Participant in this solicitation.

     Except as set forth in this Proxy Statement (including the Schedules hereto), neither Acquisitor nor any of the Acquisitor Nominees, nor, to the knowledge of Acquisitor or the Acquisitor Nominees, any of their respective associates, has entered into any arrangement or understanding with any person with respect to (i) any future employment by the Company or its affiliates or
(ii) any future transactions to which the Company or any of its affiliates will or may be a party. However, Acquisitor has reviewed, and will continue to review, on the basis of publicly available information, various possible business strategies that it might consider in the event that the Acquisitor
Nominees  are  elected  to  the  Board.

                    OTHER MATTERS AND ADDITIONAL INFORMATION

     Acquisitor is unaware of any other matters to be considered at the Annual Meeting. Should other proposals, which the Participants are not aware of at a reasonable time before this solicitation, be brought before the Annual Meeting, the persons named as proxies on the enclosed GREEN proxy card will vote on such matters in their discretion.

                                   SCHEDULE I

    TRANSACTIONS IN THE SHARES OF COMMON STOCK OF DATRON SYSTEMS INCORPORATED
                            DURING THE PAST TWO YEARS


            DATE OF PURCHASE     SHARES OF COMMON     PRICE PER SHARE
                                 STOCK PURCHASED
                           --------------------------

                                 ACQUISITOR PLC
                           --------------------------

            11/9/2000                143,100                $11.13
           11/13/2000                 50,200                $12.20
           11/15/2000                  5,500                $12.14
           11/16/2000                  2,500                $12.06
           11/20/2000                  5,600                $11.80
           11/21/2000                 17,700                $11.85
           11/22/2000                  4,000                $11.88
           11/27/2000                  5,200                $11.72
           11/28/2000                 12,100                $11.71
           11/29/2000                 33,700                $11.88
           11/30/2000                  6,400                $11.91
            12/1/2000                  9,500                $11.83
            12/5/2000                    200                $11.94
            12/7/2000                  2,000                $12.25
            12/8/2000                  9,000                $12.37
           12/12/2000                  5,400                $12.56
           12/14/2000                  2,000                $12.44
           12/15/2000                  3,500                $12.50
           12/20/2000                 10,000                $12.44
             2/6/2001                  2,000                $13.56
             2/7/2001                  1,000                $13.56
             2/8/2001                    900                $13.63
             2/9/2001                  1,500                $13.63
            2/12/2001                  1,000                $13.63
            2/13/2001                  4,500                $13.60
            2/14/2001                  9,600                $13.35
            2/16/2001                  3,900                $13.25
            2/20/2001                    200                $13.25
            2/21/2001                  4,000                $13.35
            2/22/2001                 24,500                $13.35

                                    IMPORTANT

     Tell your Board what you think! Your vote is important. No matter how many shares of common stock you own, please give Acquisitor your proxy FOR the election of the Acquisitor Nominees by taking three steps:

     1.   Sign  the  enclosed  GREEN  Proxy  Card;
     2.   Date  the  enclosed  GREEN  Proxy  Card;  and
     3. Mail the enclosed GREEN Proxy Card today in the envelope provided (no postage is required if mailed in the United States).

     If any of your shares of common stock are held in the name of a brokerage firm, bank, bank nominee of other institution, only it can vote such shares of common stock and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute the GREEN proxy card representing your shares of common stock. Acquisitor urges you to confirm in writing your instructions to Acquisitor in care of Innisfree M&A Incorporated at the address provided below so that Acquisitor will be aware of all instructions given and can attempt to ensure that such instructions are followed.

     If you have any questions or require any additional information concerning this Proxy Statement, please contact Innisfree M&A Incorporated at the address set forth below:

                           INNISFREE M&A INCORPORATED
                         501 MADISON AVENUE, 20TH FLOOR
                            NEW YORK, NEW YORK 10022

                         CALL TOLL-FREE: (888) 750-5834
                BANKERS AND BROKERS CALL COLLECT: (212) 750-5833

                     PRELIMINARY COPY SUBJECT TO COMPLETION

                               DATED JUNE 22, 2001


               DATRON SYSTEMS INCORPORATED 2001 ANNUAL MEETING OF
                                  STOCKHOLDERS

               THIS PROXY IS SOLICITED ON BEHALF OF ACQUISITOR PLC

     The undersigned appoints Duncan Soukup, James Ozanne or Peter Melhado, and each of them, as attorneys and agents with full power of substitution to vote all shares of common stock of Datron Systems Incorporated (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company for 2001, and including at any adjournments or postponements thereof and at any special meeting called in lieu thereof, as follows:

     The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of common stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof. If properly executed, this proxy will be voted as directed below. If no direction is indicated with respect to the proposals below, this proxy will be voted FOR the election of the Acquisitor Nominees, or any substitutions or additions thereto, and in the sole discretion of the proxies with respect to matters set forth in Item 2 below.

     This proxy will be valid until the sooner of one year from the date indicated below and the completion of the Annual Meeting.

             (continued and to be signed on the reverse side)

            ACQUISITOR PLC RECOMMENDS A VOTE FOR THE ELECTION OF THE
                           ACQUISITOR NOMINEES NAMED.


1.  ELECTION OF DIRECTORS:               FOR          WITHHOLD     FOR ALL
                                         ALL          ALL          EXCEPT
                                                                   NOMINEE(S)
                                                                   WRITTEN BELOW
ACQUISITOR NOMINEES:
DUNCAN SOUKUP, JAMES OZANNE
PETER MELHADO, GLEN LINDEMANN            [ ]          [ ]          [ ]


------------------------------------

2. IN THEIR DISCRETION WITH RESPECT TO ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.


DATED:  _________________________________,  2001.

PLEASE  SIGN  EXACTLY  AS  NAME  APPEARS  ON  THIS  PROXY.

-------------------------------------------------------
(Signature)

-------------------------------------------------------
(Signature,  if  held  jointly)

-------------------------------------------------------
(Title)

          When shares are held jointly, joint owners should each sign.

Executors, administrators, trustees, etc., should indicate the capacity in which signing.

IMPORTANT: PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED
                                    ENVELOPE!

            IF YOU NEED ASSISTANCE WITH THIS PROXY CARD, PLEASE CALL

                           INNISFREE M&A INCORPORATED
                         CALL TOLL-FREE: (888) 750-5834